Exhibit 99.1

Press Release www.shire.com

Vyvanse® (lisdexamfetamine dimesylate) Capsules (CII) Becomes First and Only Treatment Approved by the FDA for Adults with Moderate to Severe Binge Eating Disorder

Lexington, MA – January 30, 2015 – Shire plc (LSE: SHP, NASDAQ: SHPG) announced today that the U.S. Food and Drug Administration (FDA) approved Vyvanse® (lisdexamfetamine dimesylate) Capsules (CII), the first and only medication for the treatment of moderate to severe binge eating disorder (B.E.D.) in adults, shown to significantly reduce the mean number of binge days per week. Vyvanse is not indicated or recommended for weight loss or the treatment of obesity. Other sympathomimetic drugs used for weight loss have been associated with serious cardiovascular reactions.

“Binge eating disorder is the most common adult eating disorder in the United States, and we are excited to provide the first FDA-approved treatment for moderate to severe B.E.D. in adults,” said Philip J. Vickers, Ph.D., Global Head of Research and Development at Shire. “This new indication for Vyvanse is a critical milestone in the treatment of this condition and reflects our ongoing commitment to address the needs of patients.”

“The management of B.E.D. is continuously being studied, and though advancements have been made to increase awareness and understanding of this real disorder, rates of diagnosis remain low,” said Susan L. McElroy, M.D., Professor of Psychiatry and Behavioral Neuroscience, University of Cincinnati College of Medicine; and principal investigator of the B.E.D. clinical trials. “The development of new treatment options for adults with B.E.D. is important to the patients who continue to live with this complex disorder.”

The efficacy of Vyvanse in the treatment of B.E.D. was demonstrated in two 12-week randomized, double-blind, multi-center, parallel-group, placebo-controlled, dose-optimization studies in adults aged 18 to 55 years (Study 1: N=374, Study 2: N=350) with protocol-defined moderate to severe B.E.D. (severity was defined as having at least 3 binge days per week for 2 weeks prior to the baseline visit and a Clinical Global Impression Severity score of ≥4 at baseline). The primary efficacy outcome for the two studies was defined as the change from baseline at week 12 in the number of binge days per week. Baseline is defined as the weekly average of the number of binge days per week for the 14 days prior to the baseline visit.

Subjects from both studies on Vyvanse had a statistically significant greater reduction from baseline in mean number of binge days per week at Week 12. In study 1, Vyvanse reduced the mean number of binge days per week from 4.79 at baseline to 0.78 at study endpoint compared with 4.60 to 2.22 for placebo. The least squares mean change from baseline in binge days per week was –3.87 and –2.51 for Vyvanse and placebo, respectively. Similar results were seen in study 2.

Vyvanse is a federally controlled substance (CII) because it can be abused or lead to dependence. Keep in a safe place to prevent misuse and abuse. Selling or sharing Vyvanse may harm others and is illegal.

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Greater improvement across key secondary outcomes was also observed in subjects treated with Vyvanse as compared to placebo, including a higher proportion of subjects rated improved on the Clinical Global Impressions-Improvement (CGI-I) rating scale, higher proportion of subjects with 4-week binge cessation, and greater reduction in the Yale-Brown Obsessive Compulsive Scale Modified for Binge Eating (Y-BOCS-BE) total score in both studies.

Patients with current anorexia or bulimia nervosa; current comorbid psychiatric disorder; and cardiovascular risk factors other than obesity and smoking were excluded from the studies. In both studies, there were 4 patients each in the Vyvanse and placebo treated groups who reported serious adverse events (SAEs). There were no deaths in either of the studies. Of patients treated with Vyvanse, 5.1% (19/373) discontinued due to adverse reactions compared with 2.4% (9/372) of placebo-treated patients. The most common adverse reactions (incidence ≥ 5% and at least twice placebo) reported in adults with moderate to severe B.E.D. were dry mouth, insomnia, decreased appetite, increased heart rate, constipation, feeling jittery, and anxiety.

About B.E.D.

Binge eating disorder, now recognized as a distinct disorder, is defined as recurring episodes (≥ once weekly, for at least 3 months) of consuming a large amount of food in a short time, compared with others. Patients feel a lack of control during a binge eating episode and marked distress over their eating. They typically experience shame and guilt, among other symptoms, about their binge eating, and may conceal the symptoms. Unlike people with other eating disorders, adults with B.E.D. don’t routinely try to “undo” their excessive eating with extreme actions like purging or over-exercising.

B.E.D. is the most common eating disorder in the United States, affecting an estimated 2.8 million adults, according to a national survey. B.E.D. occurs in both men and women, and is more common than anorexia and bulimia combined. B.E.D. can occur in normal weight, overweight, and obese adults, and is seen across racial and ethnic groups. Medication is not appropriate for all adults with B.E.D.

More About Vyvanse (lisdexamfetamine dimesylate) B.E.D. Clinical Trials
In the two 12-week studies, patients were confirmed with a diagnosis of B.E.D. using DSM-IV-TR® criteria for B.E.D. For both studies, a binge day was defined as a day with at least 1 binge episode, as determined from the subject’s daily binge diary and confirmed by the clinician.

About VYVANSE (lisdexamfetamine dimesylate)

INDICATION

Vyvanse is a prescription medicine for the treatment of moderate to severe binge eating disorder (B.E.D.) in adults.

Vyvanse is not for weight loss. It is not known if Vyvanse is safe and effective for the treatment of obesity.

IMPORTANT SAFETY INFORMATION

Vyvanseis a federally controlled substance (CII) because it can be abused or lead to dependence. Keep in a safe place to prevent misuse and abuse. Selling or sharing Vyvanse may harm others and is illegal.

•	Do not take Vyvanse if you:
•	are taking or have taken within the past 14 days an anti-depression medicine called a monoamine oxidase inhibitor or MAOI

•	are sensitive to, allergic to, or had a reaction to other stimulant medicines

•	Some people have had the following problems when taking stimulant medicines, such as Vyvanse:
1. Heart-related problems including:
•	sudden death in people who have heart problems or heart defects
•	sudden death, stroke and heart attack in adults
•	increased blood pressure and heart rate

Tell your doctor if you have any heart problems, heart defects, high blood pressure, or a family history of these problems. The doctor should check your blood pressure and heart rate regularly during treatment. Call your doctor right away if you have any signs of heart problems such as chest pain, shortness of breath, or fainting while taking Vyvanse.

2. Mental (psychiatric) problems including:
•	new or worse behavior and thought problems
•	new or worse bipolar illness
•	new psychotic symptoms such as:
•	seeing things or hearing voices that are not real
•	believing things that are not true
•	being suspicious
•	new manic symptoms

Tell your doctor about any drug abuse, alcohol abuse or mental problems that you have had, or about a family history of suicide, bipolar illness, or depression.

Call your doctor right away if you have any new or worsening mental symptoms or problems while taking Vyvanse.

3.	Circulation problems in fingers and toes [Peripheral vasculopathy, including Raynaud’s phenomenon]:
▪	Fingers or toes may feel numb, cool, painful, sensitive to temperature and/or change color from pale, to blue, to red

Call your doctor right away if you have any of these signs or symptoms or develop unexplained wounds on fingers or toes while taking Vyvanse.

•	Tell the doctor if you are pregnant, breast-feeding, or plan to become pregnant or breast-feed.

•	The most common side effects of Vyvanse reported in studies of adults with moderate to severe B.E.D. were:
•	dry mouth
•	trouble sleeping
•	decreased appetite
•	increased heart rate
•	constipation
•	feeling jittery
•	anxiety

For additional safety information, click here for Prescribing Information and Medication Guide and discuss with your doctor.

Shire is committed to helping patients get the Shire medicines their physician has prescribed and is developing various programs to extend this commitment to adults with moderate to severe B.E.D. For more information, please visit www.shire.com.

For further information please contact:

Investor Relations
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157
Media
Gwen Fisher	gfisher@shire.com	+1 484 595 9836

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We focus on providing treatments in Neuroscience, Rare Diseases, and Gastrointestinal and Internal Medicine and are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas, such as Ophthalmology.

www.shire.com

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difficulties in integrating NPS Pharma into Shire may lead to the combined company not being able to realize the expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits at the time anticipated or at all;

and other risks and uncertainties detailed from time to time in Shire’s or NPS Pharma’s filings with the U.S. Securities and Exchange Commission, including their respective most recent Annual Reports on Form 10-K.

Vyvanse® (lisdexamfetamine dimesylate) is a registered trademark of Shire LLC. Vyvanse is available in 10, 20, 30, 40, 50, 60 and 70 mg capsules.

DSM-5® is a registered trademark of the American Psychiatric Association.